SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 19, 2013

REMARK MEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33720	33-1135689
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

Five Concourse Parkway, Suite 2400 Atlanta, GA (Address of principal executive offices)	30328 (Zip code)

Registrant’s telephone number, including area code:  (770) 821-6670

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02            Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On August 19, 2013, Remark Media, Inc., a Delaware corporation (“the Company”) concluded, based on the recommendation of management, that the previously issued consolidated financial statements for the year ended December 31, 2012 and for the quarters ended March 31, 2012,  June 30, 2012, September 30, 2012, and March 31, 2013 included in the Company’s most recently filed annual report on Form 10-K and quarterly reports on Form 10-Q (the “Affected Financial Statements”), respectively, are no longer appropriate to rely upon because they failed to account for certain outstanding warrants to purchase common stock of the Company (the “Warrants”) as liabilities rather than equity and to account for non-cash charges resulting from required periodic “mark-to-market” adjustments of the Warrants.  On August 19, 2013, the Company issued the June 30, 2013 quarterly report on Form 10-Q disclosing this conclusion. The relevant Warrants were issued on February 27, 2012. The Company has determined that the Affected Financial Statements should be restated to reflect the aforementioned liabilities and non-cash charges.

The Company has concluded that the only change required to its previously filed consolidated balance sheets and consolidated statements of operations and comprehensive income/loss will be the recording of the appropriate liabilities and non-cash charges in the appropriate reporting periods and the effects there from. No other change to its previously filed condensed consolidated balance sheets or condensed consolidated statements of operations and comprehensive income/loss is anticipated. The cumulative impact of the restatement is expected to result in a decrease in the total stockholders' equity balance and a corresponding increase in total liabilities of approximately $1.2 million at the grant date with quarterly changes in fair market value of approximately $17 thousand at March 31, 2013, $48 thousand at December 31, 2012, $283 thousand at September 30, 2012, $578 thousand at June 30, 2012, and $115 thousand at March 31, 2012. The changes in fair market value were presented as other income in the condensed consolidated statement of operations.

There is no impact on net cash flows for the 2012 annual period and for the 2013 and 2012 quarterly periods because the changes in the fair value of common stock warrants are recorded as non-cash charges that adjust net loss or earnings to reconcile to net cash used in operating activities on the Company’s consolidated statements of cash flows.

The Company will account for the relevant Warrants in accordance with ASC 815, Derivatives and Hedging.  ASC 815 requires that free-standing derivative financial instruments that contain certain anti-dilution provisions be classified as assets or liabilities at the time of the transaction, and be recorded at their fair value. ASC 815 also requires that any subsequent change in the fair value of the derivative instruments be reported in earnings or loss for so long as the derivative contracts are classified as assets or liabilities.

The Company is currently preparing an amendment to its previously filed annual report on Form 10-K for the year ended December 31, 2012 and previously filed quarterly reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012, September 30, 2012, and March 31, 2013 in order to restate its financial statements.  In connection with the Company’s accounting review, management is evaluating whether there is any deficiency in the Company’s internal controls over financial reporting.

The Company’s Audit Committee has discussed with the Company’s independent registered public accounting firm the matters disclosed in this filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REMARK MEDIA, INC.

By:	/s/ Bradley T. Zimmer
Name:	Bradley T. Zimmer
Title:	Chief Operating Officer & General Counsel

Date:  August 22, 2013